                                                                 Exhibit (p)(4)

                                   [GRAPHIC]

                                Code of Ethics

                            Adopted August 30, 2005

This is the Code of Ethics of Westpeak Global Advisors, L.P. ("Westpeak").

Things You Need to Know to Use This Code

1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2. To understand what parts of this Code apply to you, you need to know whether you are an Access Person. If you don't know, ask the Compliance Officer.

3. This Code has four sections:

     Part I: Applies to All Personnel (except that Section C does not apply to Non-Access Directors)
     Part II:  Applies to Access Persons (but not to Non-Access Directors)
     Part III: Exempt Transactions
     Part IV:  Definitions

4. There are three reporting forms that Access Persons have to fill out during the year under this Code and one additional form that non-Access Persons have to complete on an annual basis. You can get copies of the reporting forms from the Compliance Officer.

5. Certain members of the board of directors of Westpeak's corporate general partner, Westpeak Investment Advisors, Inc. (Westpeak, Inc."), may be classified as "Non-Access Directors." See the "Definitions" section of this Code. Non-Access Directors are subject to Parts I.A and I.B of this Code, but not to Parts I.C or II of the Code.

6. The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

  .   Westpeak expects that waivers will be granted only in rare instances, and

  . Some provisions of the Code that are prescribed by SEC rules cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in private placements.

7. Westpeak's management and Compliance Officer will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendment to this Code will be provided to you.

8. You must acknowledge your receipt of this Code (and any amendment thereto) by returning the Form of Acknowledgement attached hereto.

                                    PART I

A. Fiduciary and Compliance Obligations

General Principles -- These apply to all personnel (including all Westpeak, Inc. Board Members)

   Westpeak is a fiduciary for its investment advisory and sub-advisory clients. Because of this fiduciary relationship, it is generally improper for Westpeak or its personnel to

  . use for their own benefit (or the benefit of anyone other than the client) information about Westpeak's trading or recommendations for client accounts; or

  . take advantage of investment opportunities that would otherwise be available for Westpeak's clients.

   Also, as a matter of business policy, Westpeak wants to avoid even the appearance that Westpeak, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

   Westpeak expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Compliance Officer.

   Westpeak treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, Westpeak may take disciplinary measures against you, including without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of a trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

   Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

   If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer. Please do not guess at the answer.

Compliance with the Federal Securities Laws -- This applies to all personnel (including all Westpeak, Inc. Board Members)

   More generally, Westpeak personnel are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

  . the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

  .   the Investment Advisers Act of 1940 and the SEC rules thereunder;

  .   the Investment Company Act of 1940 and the SEC rules thereunder;

  . title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

  . the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

Transaction Restrictions -- This applies to all personnel (including Westpeak, Inc. Board Members)

   If you have actual knowledge that a Covered Security is being considered for purchase or sale on a Westpeak client's behalf, you and members of your Family/Household are prohibited from engaging in any transaction in such security for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless the transaction is among the "exempt transactions" described in Part III of this Code.

B. Prohibition Against Insider Trading -- This applies to all personnel (including all Westpeak, Inc. Board Members)

   You and the members of your Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

  .   trading while in possession of material, nonpublic information;

  .   communicating ("tipping") such information to others;

  . recommending the purchase or sale of securities on the basis of such information; or

  . providing substantial assistance to someone who is engaged in any of the above activities.

   This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material nonpublic information about the issuer or security, you (and, by extension, Westpeak) may be deemed to have violated the insider trading laws. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. (Note that the information need not be so important that it would have changed the investor's decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company's securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

   Circumstances in which Westpeak personnel have access to nonpublic information may be rare in view of Westpeak's investment approach. However, if you are presented with the opportunity to learn privileged and confidential information to assist in your analysis of any security, private claim or other instrument, you must clear the receipt of such information (and the signing of any requisite confidentiality letter) prior to obtaining the information (and signing the letter) with the Compliance Officer. If you obtain information about an investment that you believe may be material, nonpublic information, you must immediately notify the Compliance Officer of the information.

   Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Westpeak. These could involve administrative sanctions by the Securities and Exchange Commission (the "SEC"), such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

   Although Westpeak has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be "inside" information. In fact, as noted above, such conduct often violates the federal securities laws.

   If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations, you should consult with the Compliance Officer.

C. Certain Other Matters - These apply to all personnel (but not to Non-Access Directors)

Gifts to or from Brokers, Clients or Others -- This applies to all personnel except Non-Access Directors

   No personnel may accept or receive on their own behalf or on behalf of Westpeak any gift or other accommodation which has a value in excess of a de minimis amount from any vendor, broker, securities salesman, client or prospective client (a "business contact"). This prohibition applies equally to gifts to members of the Family/Household of Westpeak personnel.

   No personnel may give or receive on their own behalf or on behalf of Westpeak any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

   In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts established by the Compliance Officer from time to time (currently $100).

   These policies are not intended to prohibit normal business entertainment.

Service on the Board or as an Officer of Another Company -- This applies to all personnel except Non-Access Directors

   To avoid conflicts of interest, inside information and other compliance and business issues, Westpeak prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of Westpeak. Approval must be obtained through the Compliance Officer, and will ordinarily require consideration by senior officers or the Board. Westpeak can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of Westpeak nor does it apply to members of Westpeak's board who are not employees of Westpeak. Additionally, this prohibition does not apply to services as an officer or board member of a not-for-profit, charitable foundation, or similar entity.

                                    PART II

A. Reporting Requirements -- These apply to all Access Persons (but not to Non-Access Directors)

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the "Definitions" section at the end of this Code.

ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

   1. Initial Holdings Reports. No later than 10 days after you become an Access Person, you must file with the Compliance Officer an Initial Holdings Report on Form A (copies of all reporting forms are available from the Compliance Officer).

   Form A requires you to list all Covered Securities in which you (or members of your Family/Household) have Beneficial Ownership. Form A also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Access Person.

   Form A also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code.

   2. Quarterly Transaction Reports. No later than 30 days after the end of March, June, September and December each year, you must file with the Compliance Officer a Quarterly Transactions Report on Form B.

   Form B requires you to list all transactions during the most recent calendar quarter in Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to either confirm or amend your complete list of all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of you or a member of your Family/Household.

   EXCEPTION: An Access Person need not report transactions effected pursuant to an automatic investment plan. An "automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

   3. Annual Holdings Reports. By February 14 of each year, you must file with the Compliance Officer an Annual Holdings Report on Form C.

   Form C requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

   Form C also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code.

   4. Duplicate Confirmation Statements. If you or any member of your Family/Household have a securities account with any broker, dealer or bank, you or your Family/Household member must direct that broker, dealer or bank to send, directly to Westpeak's Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements relating to that account.

B. Transaction Restrictions: These apply to all Access Persons (but not to Non-Access Directors)

   1. Preclearance. You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security (including any shares of Reportable Funds) for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless you obtain, in advance of the transaction, preclearance for that transaction from the Compliance Officer.

   Once obtained, a preclearance is only valid for the day it is granted and the following three calendar days. The Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction. The Compliance Officer may deny or revoke preclearance for any reason. In no event will preclearance be granted for any Covered Security if Westpeak has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

   2. Initial Public Offerings and Private Placements. Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any Covered Security in an initial public offering. In addition, neither you nor any member of your Family/Household may acquire Beneficial Ownership in any Covered Security in a private placement, except with the specific, advance-written approval of the Compliance Officer, which the Compliance Officer may deny for any reason.

   3. Prohibition on Short-Term Trading.

   a. Prohibition on Short-Term Trading of Covered Securities other than Reportable Funds. Neither you nor any member of your Family/Household may purchase and sell at a profit, or sell and purchase at a profit, a Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days. If any such transactions occur, Westpeak will require any profits from the transactions to be disgorged for donation by Westpeak to charity.

   b. Prohibition on Short-Term Trading in Reportable Funds. Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, shares of any Reportable Fund within any period of 30 calendar days. This prohibition applies to shares of Reportable Funds held in 401(k) plan accounts, as well as in other accounts in which you or a member of your Family/Household has Beneficial Ownership. Note that an exchange of shares counts as a sale of shares for purposes of this prohibition.

   This prohibition does not apply to the following categories of transactions:

  . Transactions under automatic investment or withdrawal plans, including automatic 401(k) plan investments, and transactions under a Reportable Fund's dividend reinvestment plan.

     . For example, if you have established an automatic investment plan under which regular monthly investments are automatically made in a Reportable Fund, that investment will not be considered to begin or end a 30-day holding period.

  . Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

Note that, in applying the prohibition on short-term trading in Reportable Funds, Westpeak may take account of all purchase and sale transactions in a Reportable Fund, even if the transactions were made in different accounts. For example, a purchase of shares of a Reportable Fund in a brokerage account, followed within 30 days by an exchange out of the same Reportable Fund in your 401(k) account, will be treated as a violation.

In applying the 30-day holding period, the most recent purchase (or sale) will be measured against the sale (or purchase) in question. (That is, a last-in, first-out analysis will apply.) Also, if fewer than 30 days have elapsed since a purchase (or sale), no shares of that Reportable Fund may be sold

(or purchased). That is, a violation will be deemed to have occurred even if the number of shares or the dollar value of the second trade was different from the number of shares or dollar value of the first trade.

   4. 15-Day Blackout Period. No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the seven calendar days immediately before or after a calendar day on which any client account managed by Westpeak purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Access Person had no actual knowledge that the Covered Security (or any closely related security) was being considered for purchase or sale for any client account, or was in fact purchased or sold for any client account. Note that the total blackout period is 15 days (the day of the client trade, plus seven days before and seven days after).

NOTE: It sometimes happens that an Access Person who is responsible for making investment recommendations or decisions for client accounts determines -- within the seven calendar days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person's knowledge, then under consideration for purchase by any client account -- that it would be desirable for client accounts as to which the Access Person is responsible for making investment recommendations or decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients' interests first, and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the seventh day following the day of the transaction for the Access Person's (or Family/Household member's) own account to avoid conflict with the blackout provisions of this Code. Westpeak recognizes that this situation may occur in entire good faith, and will not take disciplinary measures in such instances if it appears that the Access Person acted in good faith and in the best interests of Westpeak's clients.

The above note is not intended to specify instances of compliance and non-compliance with the 15-day Blackout Period restrictions, but rather is provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period, and the pursuit of clients' interests are always resolved in favor of the clients' interest.

   5. Restrictions on Short Sales and Similar Transactions. You and members of your Family/Household are prohibited from purchasing a put option or selling a call option, selling short or otherwise taking a short position, either directly or through any Beneficial Ownership, in any Covered Security, unless:
(i) you obtain, in advance of any such transaction, preclearance from the Compliance Officer in the manner prescribed by Section B of Part II of this Code; (ii) the position is treated as a transaction in a Covered Security for purposes of the short-term trading prohibitions and the 15-day blackout period requirements set forth in Section B of Part II of this Code; and (iii) any such positions are reported, as applicable, on the holdings and transactions reports required by Part II.A of this Code. These requirements are subject to the "exempt transactions" described in Part III of this Code.

                                   PART III

Exempt Transactions:

   The preclearance requirements, the prohibitions on short term trading and the 15-day blackout period set forth in this Code, do not apply to the following categories of transactions:

  . Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof. (The United States is a member.)

  . Transactions in common or preferred stocks of a class that is publicly-traded and issued by a company with a stock market capitalization of either at least $5 billion U.S. dollars (or the equivalent in foreign currency) or less than $50 million U.S. dollars (or the equivalent in foreign currency).

  . Transactions in futures and options contracts on interest rate instruments or indexes, and options on such contracts.

  .   Transactions in exchange-traded funds ("ETFs").

  . Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

  . Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer.

  . Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

NOTE: Shares of registered open-end mutual funds that are not Reportable Funds, direct obligations of the U.S. Government and certain other investment instruments, are not Covered Securities and are not subject to the pre-clearance requirements, prohibitions on short-term trading, the 15-day blackout period or the reporting requirements of this Code. (See the definition of Covered Security in Part IV of this Code.)

                      Comment Regarding Reportable Funds

   Reportable Funds are mutual funds for which Westpeak or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. Reportable Funds are included within the definition of Covered Securities. Purchases or sales of shares of Reportable Funds by Westpeak personnel and members of their Family/Household are subject to special scrutiny, because of the fiduciary duty that Westpeak or its affiliates owe to the mutual funds which they advise, sub-advise or distribute. For personnel of a firm like ours that is part of a large organization where there are a number of firms under common control that advise, sub-advise or distribute mutual funds, the universe of Reportable Funds is large. The Compliance Officer maintains a list of the mutual funds that are classified as Reportable Funds.

                                    PART IV

Definitions

   These terms have special meanings in this Code of Ethics:

       Access Person
       Beneficial Ownership
       Compliance Officer
       Covered Security
       Family/Household
       Non-Access Directors
       Reportable Funds

   The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

   IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Compliance Officer. Please do not guess at the answer.

Access Person includes:

  . Every member of the board of directors of Westpeak's general partner, Westpeak Investment Advisors, Inc., except those board members that are Non-Access Directors.

  .   Every officer of Westpeak

  . Every employee of Westpeak (or of any company that directly or indirectly has a 25% or greater interest in Westpeak) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to such purchases and sales.

  . Every director, officer or general partner of any company that directly or indirectly has a 25% or greater interest in Westpeak who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchase and sales.

  . Every other person (whether or not an employee of Westpeak) who is subject to Westpeak's supervision and control who has access to nonpublic information regarding any Westpeak client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

Beneficial ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of Westpeak), even if you don't share in the profits. Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

  . securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

  . securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

  . securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership. This is because, unless the arrangement is a "blind trust," the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

  .   securities in a person's individual retirement account.

  . securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

  . securities owned by a trust of which the person is either a trustee or a beneficiary.

  . securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

  .   securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Compliance Officer means Westpeak's chief compliance officer or another person that he or she has designated to perform the functions of Compliance

Officer. For purposes of reviewing the Compliance Officer's own transactions and reports under this Code, the functions of the Compliance Officer are performed by an appropriate designee.

Covered Security means anything that is considered a "security" under the Investment Company Act of 1940, or the Investment Advisers Act of 1940, except:

  .   Direct obligations of the U.S. Government.

  . Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

  . Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds.

  .   Shares issued by money market funds.

Covered Security is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

  .   options on securities, on indexes and on currencies.

  .   investments in all kinds of limited partnerships.

  .   investments in foreign unit trusts and foreign mutual funds.

  .   investments in private investment funds, hedge funds and investment clubs.

  . investments in commingled or pooled accounts maintained by a bank or trust company.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Compliance Officer.

Members of your Family/Household include:

  . Your spouse or domestic partner (unless they do not live in the same household as you, and you do not contribute in any way to their support).

  .   Your children under the age of 18.

  . Your children who are 18 or older (if they live in the same household as you and you contribute in any way to their support).

  . Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding Westpeak's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Non-Access Director means any person who is a director of Westpeak, Inc. but who is not an officer or employee of either Westpeak or Westpeak, Inc. and who meets all of the following conditions:

  . He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

  . He or she does not have access to nonpublic information regarding any Westpeak clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and

  . He or she is not involved in making securities recommendations to Westpeak clients, and does not have access to such recommendations that are nonpublic.

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which Westpeak serves as an investment adviser or whose investment adviser or principal underwriter controls Westpeak, is controlled by Westpeak, or is under common control with Westpeak. "Control" has the same meaning as it does under Section 2(a)(9)of the Investment Company Act. A Reportable Fund includes registered investment companies that are sub-advised by Westpeak or its affiliates.